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                               Exhibit 99.1
[GTSI Logo]
                                          Government Technology Services, Inc.
                                          4100 Lafayette Center Drive
                                          Chantilly, VA  20151-1200
                                          (703) 502-2000
                                          www.gtsi.com


                                             Fern Krauss
                                             ESTN Communications
                                             (301) 424-9140
                                             fern_krauss@gtsi.com

                        GTSI SETTLES GSA AUDIT CASE

CHANTILLY, VA, October 9, 1997 - Government Technology Services, Inc. (Nasdaq: GTSI) announced today that it has reached an agreement with the U.S. Government resolving claims regarding alleged non-disclosure and use by the Company of vendor rebates and marketing funds in connection with GSA Schedule product sales. Under the agreement, GTSI will pay the government a total of $400,000 in three equal annual installments, with interest accruing from the date of the settlement. The agreement resolves and releases the Company from claims under the previously disclosed GSA audit of the Company's GSA Schedule sales for the years 1988 to the present, and settles and dismisses with prejudice a qui tam lawsuit filed on behalf of the Government regarding such GSA Schedule sales. The qui tam lawsuit naming the Company was filed under seal in 1995 and has been subject to a court order prohibiting disclosure of the suit. The qui tam action was filed by the same individual who filed a similar action against Novell, Inc. in 1992, which Novell settled by paying the government $1.7 million.

GTSI Chief Executive Officer Dendy Young said, "We are pleased that after a long and thorough audit by the U.S. Government, we have been able to settle the government's claims on favorable terms. This settlement removes a great deal of uncertainty surrounding GTSI's outlook and eliminates the substantial workload associated with responding to the related Government audit. We look forward to continuing to serve and work with our government customers to provide top quality service and a broad selection of microcomputer, workstation, and network-based solutions."

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of
1995) that involve a number of risks and uncertainties. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. In addition to the above factors, other important factors that could cause actual results to differ materially are those listed in the Company's most recent report on Form 10-K and included from time to time in other documents filed by the Company with the Securities and Exchange commission.

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GTSI is the largest dedicated government reseller providing broad-based information technology solutions. The Company offers access to over 100,000 information technology products from more than 2,000 manufacturers. Headquartered in the Washington metropolitan area, GTSI employs more than 400 people and provides products and services to federal, state and local government customers worldwide.

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GTSI is a registered service mark of Government Technology Services, Inc.
All other trademarks and service marks are proprietary to their respective owners.